Exhibit 10

FOURTH AMENDMENT TO CREDIT AGREEMENT

This Fourth Amendment to Credit Agreement (“Fourth Amendment”) dated as of February 8, 2007, is entered into among Titan International, Inc. (the “Company”), the financial institutions that are or may from time to time become parties to the Credit Agreement hereinafter described (collectively, the “Lenders”) and LaSalle Bank National Association (“LaSalle”), both individually as a Lender and as Administrative Agent. Capitalized terms used herein without definition shall have the same meanings herein as ascribed to such terms in the Credit Agreement.

WITNESSETH:

WHEREAS, the Company and LaSalle were among the parties to that certain Credit Agreement dated as of July 23, 2004 (together with all amendments, exhibits, schedules, attachments and appendices thereto, the “Credit Agreement”); and

WHEREAS, all of the parties to the Credit Agreement entered into a First Amendment to Credit Agreement dated as of February 16, 2005, whereby certain terms and conditions of the Credit Agreement were modified and revised (the “First Amendment”); and

WHEREAS, the Company and the then existing lenders (collectively the “Existing Lenders”) entered into a Second Amendment to Credit Agreement dated as of October 21, 2005 (the “Second Amendment”), the Third Amendment to Credit Agreement dated June 28, 2006 (as amended by the First Amendatory Agreement to the Third Amendment to Credit Agreement dated July 31, 2006, the “Third Amendment”) whereby certain other changes in the terms and conditions of the Credit Agreement were agreed upon and made (as used herein, Credit Agreement shall mean the Credit Agreement as modified and amended by the First Amendment, the Second Amendment and the Third Amendment); and

WHEREAS, the Existing Lenders recently consented to a $200,000,000 debt issuance by the Company and an accordion reduction in the Revolving Commitment to $125,000,000 (the “Consent”), which Consent required that the Company thereafter execute and enter into an acceptable amendment to the Credit Agreement; and

WHEREAS, certain of the Existing Lenders (the “Withdrawing Lenders”) are now being paid in full and are withdrawing from the Credit Agreement and certain new Lenders are now becoming parties to the Credit Agreement; and

WHEREAS, the parties now desire to amend the Credit Agreement consistent with the terms of the Consent and as the Company has otherwise requested;

WHEREAS, the Lenders are willing to so amend the Credit Agreement pursuant to the terms and conditions of this Fourth Amendment, subject to and effective upon the compliance with the other conditions set forth hereinbelow (the “Amendment Effective Date”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Lenders hereby agree to the following, as of the Amendment Effective Date:

1. The following definitions set forth in Section 1.1 of the Credit Agreement are hereby amended in their entirety to be and to read as follows:

“Base Rate Margin” means the rate per annum in effect and subject to adjustment from time to time as set forth in the Pricing Grid.

“Borrowing Base” means an amount equal to the total of (a) 75% of the book value of all Eligible Accounts, plus (b) 50% of the book value of all Eligible Inventory, plus (c) 80% of the Orderly Liquidation Value of Equipment. Upon the request of the Company and the receipt by Lenders of acceptable field exams, Lenders may, in their sole discretion, increase such advance rates.

“Debt Offering” means the Company’s issuance in December, 2006 of $200,000,000 of Senior Unsecured Notes due 2012.

“L/C Fee Rate” means the rate per annum in effect and subject to adjustment from time to time as set forth in the Pricing Grid.

“LIBOR Margin” means the rate per annum in effect and subject to adjustment from time to time as set forth in the Pricing Grid.

“Revolving Commitment” means $125,000,000, as reduced from time to time pursuant to Section 6.1; provided, however, at any time during the term hereof upon the written election of the Company to Administrative Agent, the Company may request, from time to time, that the Revolving Commitment be increased up to an amount not in excess of $250,000,000 (less any mandatory reductions required under Section 6.1.2 from and after the Amendment Effective Date). In the event of such a request by the Company, the Administrative Agent shall use commercially reasonable efforts to arrange for lenders to provide such increased Revolving Commitment; provided, however, that in no event shall any of the Lenders, including LaSalle, be required to increase their respective Commitments hereunder.

“Termination Date” means October 20, 2009.

2. Section 1.1 of the Credit Agreement is hereby amended by inserting the following definitions in their proper alphabetical order:

“Adjusted Borrowing Base” shall mean the Borrowing Base less the portion thereof attributable to the Orderly Liquidation Value of Equipment.

“Availability Percentage” shall mean the numerical percentage equivalent of the fraction, the numerator of which is the Revolving Outstandings and the denominator of which is the Adjusted Borrowing Base based upon, and determined as of the date of, the most recent Borrowing Base Certificate furnished by the Company to the Administrative Agent from time to time and as of the date of any request by Company for a Revolving Loan.

“Pricing Grid” shall mean the pricing set forth below based on the Availability Percentage:

Availability	Base Rate	LIBOR	L/C
Percentage	Margin	Margin	Fee Rate

Less than or equal to 20%	0%	1.00%	1.00%
Greater than 20% and less than or equal to 40%	.25%	1.25%	1.25%
Greater than 40% and less than or equal to 60%	.50%	1.50%	1.50%
Greater than 60% and less than or equal to 80%	.75%	1.75%	1.75%
Greater than 80%	1.00%	2.00%	2.00%

3. Section 10.1.5 of the Credit Agreement is hereby amended in its entirety to be and read as follows:

“10.1.5  Borrowing Base Certificates. Within thirty (30) days of the end of each Fiscal Quarter of each Fiscal Year, a Borrowing Base Certificate dated as of the end of such Fiscal Quarter and executed by a Senior Officer of the Company on behalf of the Company (provided that (a) the Company shall deliver a Borrowing Base Certificate within twenty-five (25) days after the end of each calendar month if during such month the average daily balance of the Revolving Outstandings exceeded $100,000,000, (b) at any time an Event of Default exists, the Administrative Agent may require the Company to deliver Borrowing Base Certificates more frequently than quarterly), (c) the Company may, but is not required to, deliver a Borrowing Base Certificate as of the date of any request by Company for a Revolving Loan, and (d) the Borrowing Base Certificate for each Fiscal Quarter shall be based on the Company’s unaudited financial statements. In the event the Company fails to timely deliver a Borrowing Base Certificate as set forth hereinabove, then, in addition to all other remedies set forth herein, the Base Rate Margin, LIBOR Margin and L/C Fee Rate shall be automatically adjusted at the highest rates set forth in the Pricing Grid, until such Borrowing Base Certificate is delivered.”

4. Section 10.6 of the Credit Agreement is hereby amended in its entirety to be and read as follows:
“10.6 Use of Proceeds. Use the proceeds of the Loans, and the Letters of Credit, solely to refinance existing debt of the Company; to fund and pay for acquisitions approved by the Required Lenders, for working capital purposes, for Capital Expenditures and for other general business purposes; and not use or permit any proceeds of any Loan to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of ‘purchasing or carrying’ any Margin Stock.”

5. Section 11.14.1 of the Credit Agreement is hereby deleted in its entirety.

6. Section 11.14.2 of the Credit Agreement is hereby amended in its entirety to be and read as follows:

“11.14.2 Fixed Charge Coverage Ratio. In the event the average daily balance of the Revolving Outstandings exceeds $100,000,000 during any 30 day period ending during any Fiscal Quarter, not permit the Fixed Charge Coverage Ratio for the Computation Period ending on the last day of such Fiscal Quarter to be less than 1.0 to 1.0.”

7. Section 15.1.1 of the Credit Agreement is hereby amended in its entirety to be and to read as follows:

“15.1.1. Waivers and Amendments. No delay on the part of Agent, or any Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other rights, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the other Loan Documents shall in any event be effective unless the same shall be in writing and acknowledged by Lenders having aggregate Pro Rata Shares of not less than the aggregate Pro Rata Shares expressly designated herein with respect thereto or, in the absence of such designation as to any provision of this Agreement, by the Required Lenders, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, modification, waiver or consent shall (a) extend or increase the Commitment or Pro Rata Share of any Lender without the written consent of such Lender, (b) extend the date scheduled for payment of any principal (excluding mandatory prepayments) of or interest on the Loans or any fees payable hereunder without the written consent of each Lender directly affected thereby, (c) reduce the principal amount of any Loan, the rate of interest thereon or any fees payable hereunder, without the consent of each Lender directly affected thereby; (d) change the definition of Required Lenders, any provisions of this Section 15.1 or reduce the aggregate Pro Rata Share required to effect an amendment, modification, waiver or consent; or (e) release all or any substantial part of any Accounts or Inventory which are included within the Collateral, without, in each case, the written consent of all Lenders. No provision of Sections 6.2.2 or 6.3 with respect to the timing or application of mandatory prepayments of the Loans shall be amended, modified or waived without the consent of the Required Lenders. No party may be released from its obligations under the Guaranty nor may all or any substantial part of the Collateral granted under the Collateral Documents (which is not otherwise addressed by Section 15.1.1(e) above) be released, without, in each case, the written consent of the Required Lenders. No provision of Section 15 or other provision of this Agreement affecting the Agent in its capacity as such shall be amended, modified or waived without the consent of the Agent. No provision of this Agreement relating to the rights or duties of the Issuing Lender in its capacity as such shall be amended, modified or waived without the consent of the Issuing Lender.”

8. Amended Schedules 11.1 and 11.2 each in the form attached to this Fourth Amendment as Schedules 11.1 and 11.2, respectively, are hereby made part of the Credit Agreement in substitution and replacement of their counterparts which were originally attached hereto.

9. Amended Annex “A”, Exhibit “B” and Exhibit “C” each in the form attached to this Fourth Amendment as Annex “A”, Exhibit “B” and Exhibit “C”, respectively, are hereby made a part of the Credit Agreement in substitution and replacement of their counterparts which were originally attached hereto.

10. The effectiveness of this Fourth Amendment is subject to the satisfaction of all of the following conditions precedent:

(a)	Lenders shall have accepted this Fourth Amendment in the spaces provided for that purpose below.
(b)	The Guaranty and Collateral Agreement shall have been reaffirmed by the existing Guarantors and Grantors.
(c)
The Company shall pay to the Administrative Agent on or before the Amendment Effective Date the amendment fees set forth in that certain fee letter from Administrative Agent to the Company dated February 7, 2007.

(d)	The Lenders shall have received from the Company new Notes in the amount of $125,000,000 executed in connection with this Fourth Amendment.
(e)
The Obligors shall be in full compliance with the terms of the Loan Documents and no Event of Default or Default shall have occurred or be continuing before or after giving effect to this Fourth Amendment.

(f)	The Withdrawing Lenders shall be paid in full by the Company (through payment to the Administrative Agent) pursuant to pay-off letters to be executed and delivered by the Withdrawing Lenders.
(g)	The Administrative Agent shall have received such legal opinions as Administrative Agent may reasonably request.
(h)
All other legal matters incident to the execution and delivery hereof or contemplated hereby, including the delivery of all additional or ancillary documentation reasonably requested by Agent, shall be completed and satisfactory to the Lenders and their respective counsel.

Upon the Amendment Effective Date, the Existing Lenders shall cancel and return to the Company the Notes which were originally delivered to them by the Company at the closing of the Third Amendment to the Credit Agreement. If the Amendment Effective Date shall not have occurred on or before February 28, 2007 this Fourth Amendment shall be null and void and of no further effect.

11. In order to induce the Lenders to execute and deliver this Fourth Amendment, the Company hereby represents to the Lenders that immediately after giving effect to this Fourth Amendment, each of the representations and warranties by Company set forth in Section 9 of the Credit Agreement as amended hereby (except those representations that relate expressly to an earlier date) are and shall be true and correct (except that the representations contained in Section 9.4 shall be deemed to refer to the most recent financial statements of the Company delivered to Lenders pursuant to Section 10.1 of the Credit Agreement) in all material respects and that Company and the Subsidiaries are and shall be in full compliance with the terms of the Credit Agreement as so amended and the Loan Documents and that no Event of Default or Default shall be continuing or shall result after giving effect to this Fourth Amendment.

12. This Fourth Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed shall be an original but all of which shall constitute one and the same instrument. Except as specifically waived or amended hereby, all of the terms and conditions of the Credit Agreement shall stand and remain unchanged and in full force and effect. The Credit Agreement, as amended hereby and all rights and powers created thereby and thereunder or under any other Loan Documents are in all respects ratified and confirmed. No reference to this Fourth Amendment need be made in any note, instrument or other document making reference to the Credit Agreement, any reference to the Credit Agreement in any such note, instrument or other document (including, without limitation, the Loan Documents) to be deemed to be a reference to the Credit Agreement as amended hereby.

13. This Fourth Amendment shall be binding upon and enure to the benefit of the Lenders and the Company and their successors and assigns.

14. This Fourth Amendment shall be construed and governed by and in accordance with the laws of the State of Illinois (without regard to principles of conflicts of laws).